PARENT GUARANTY
          THIS GUARANTY (this “Guaranty”) is made as of January 18, 2007 by ITC Holdings Corp., a Michigan corporation (“Guarantor”), in favor of Interstate Power and Light Company, an Iowa corporation (the “Guaranteed Party”).
RECITALS
          WHEREAS, concurrently herewith the Guaranteed Party and ITC Midwest LLC, a Michigan limited liability company and a wholly-owned subsidiary of Guarantor (“Buyer”), are entering into that certain Asset Sale Agreement, dated as of January 18, 2007 (as amended from time to time, the “Agreement”), pursuant to which the Buyer has agreed, subject to the terms and conditions therein, to purchase certain assets and assume certain liabilities of the Guaranteed Party;
          WHEREAS, to induce the Guaranteed Party to enter into the Agreement and consummate the transactions contemplated thereby, Guarantor has agreed to execute and deliver this Guaranty; and
          WHEREAS, the execution and performance by the Guaranteed Party of the Agreement and the transactions contemplated thereby will benefit Guarantor. Without this Guaranty, the Guaranteed Party would not execute and deliver the Agreement or consummate the transactions contemplated thereby. Therefore, in consideration of the execution and delivery by the Guaranteed Party of the Agreement and consummation of the transactions contemplated thereby, Guarantor has agreed to execute and deliver this Guaranty.
          NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:
     1. Capitalized Terms. Any capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Agreement.
     2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably (i) guarantees to the Guaranteed Party the full and prompt payment as and when due of the payment obligations of Buyer under the Agreement, to the extent and only to the extent Buyer would be liable to the Guaranteed Party for such payment under the Agreement, and subject to each and every limitation and defense on Buyer’s payment obligations under the Agreement, including pursuant to Sections 11.3 and 11.4 of the Agreement and (ii) agrees to cause Buyer to fully and promptly perform as and when due all of the performance obligations of Buyer under the Agreement to the extent and only to the extent the Guaranteed Party has the right to obtain specific enforcement by Buyer of such obligations pursuant to Section 11.4 of the Agreement, and subject to each and every limitation and defense on Buyer’s obligations under the Agreement, including pursuant to Section 11.4 of the Agreement (such obligations of Buyer in clauses (i) and (ii) are referred to herein as the “Guaranteed Obligations”). Nothing in this Guaranty shall be deemed to waive or limit Guarantor’s ability to assert any claims, defenses, limitations or other rights that Buyer may have under the Agreement.

     3. Nature of Guaranty. This Guaranty is a guaranty of payment and performance and not of collection, whether or not recovery may be, or hereafter may become, barred by any statute of limitations or otherwise. If any payment made by Buyer or any other Person and applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be repaid or refunded for any reason, including bankruptcy, insolvency, or reorganization, then, to the extent of such payment or repayment, the liability of Guarantor will continue to be in full force and effect (or be reinstated, if applicable) as fully as if such payment had never been made. Subject to terms and conditions hereof, Guarantor covenants that this Guaranty will not be fulfilled or discharged, except to the extent of payment and performance of the Guaranteed Obligations, whether by the Buyer or by Guarantor under this Guaranty. Without limiting the generality of the foregoing, Guarantor’s guaranty of the Guaranteed Obligations hereunder will not be released or discharged by any of the following:
          (a) any change in the Agreement or the obligations thereunder, or any insolvency, bankruptcy or similar proceeding affecting Buyer or its assets or any defense that may arise in such insolvency, bankruptcy or similar proceeding;
          (b) the existence of any claim or set-off that Buyer or Guarantor has or may in the future have against the Guaranteed Party, whether in connection with this Guaranty, the Agreement or any unrelated transaction, provided that nothing in this Guaranty will be deemed a waiver by Guarantor or Buyer of any claim of Buyer against the Guaranteed Party or prevent the assertion of any claim of Buyer against the Guaranteed Party by separate suit or constitute any waiver by Guarantor or Buyer of any claims, defenses or other rights that the Buyer has against the Guaranteed Party under the Agreement or any limitations on obligations of the Buyer under the Agreement;
          (c) any laws now or hereinafter in effect in any jurisdiction affecting any of the terms of the Agreement or the rights of Buyer with respect thereto, provided that nothing in this Guaranty will constitute any waiver by Guarantor or Buyer of any claims, defenses or other rights that the Buyer has against the Guaranteed Party under the Agreement or any limitations on obligations of the Buyer under the Agreement;
          (d) any change in the corporate existence, structure or ownership of Guarantor or Buyer or any assignment by Buyer of its rights or obligations under the Agreement;
          (e) the existence of any default, breach, or dissolution of Buyer in connection with the Agreement, provided that nothing in this Guaranty will constitute any waiver by Guarantor or Buyer of any claims, defenses or other rights that the Buyer has against the Guaranteed Party under the Agreement or any limitations on obligations of the Buyer under the Agreement; and
          (f) any other act, omission to act, delay of any kind by any party hereto or any other Person that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of the obligations of Guarantor hereunder.

          This Guaranty will in all respects be a continuing, absolute, and unconditional guaranty irrespective of the existence, validity, enforceability, perfection, or extent of any collateral therefor.
     4. Independent Obligations. Guarantor agrees that its guaranty of the Guaranteed Obligations hereunder is independent of the obligations of Buyer under the Agreement and if any default occurs hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Buyer is joined therein.
          (a) Guarantor agrees that the Guaranteed Party may enforce this Guaranty, at any time and from time to time, without the necessity of proceeding against Buyer. Guarantor hereby waives any right it might otherwise have to require the Guaranteed Party to proceed against Buyer, to exercise any right or remedy under the Agreement, or to pursue any other remedy or to enforce any other right, in each case without waiving any limitations on or defenses to those remedies under the Agreement.
          (b) Guarantor will continue to be subject to this Guaranty notwithstanding: (i) any modification, agreement or stipulation between the Guaranteed Party and Buyer, or their respective successors and assigns, with respect to the Agreement, or the Guaranteed Obligations; or (ii) any waiver of or failure to enforce any of the terms, covenants or conditions contained in the Agreement or any modification thereof.
          (c) The Guaranteed Obligations are not conditional or contingent upon the pursuit by the Guaranteed Party of any remedies which the Guaranteed Party either now has or may hereafter have with respect thereto under the Agreement.
     5. Termination of Guaranty. This Guaranty shall terminate and be of no further force and effect upon the earlier to occur of (a) the date eighteen months after the Closing Date; (b) the date on which all Guaranteed Obligations have been indefeasibly paid and performed in full or terminated; and (c) six months following the Agreement being terminated or otherwise failing to be in full force and effect, unless prior to such date a claim has been made by the Guaranteed Party under this Guaranty, in which event the Guaranty shall remain in effect only in respect of any such claims made prior to such date until each such claim is finally satisfied or otherwise finally resolved.
     6. Waivers. The Guarantor unconditionally and irrevocably waives each and every defense which, under principles of guarantee or suretyship law, would otherwise operate to impair or diminish its liability under this Guaranty, other than the prior payment or performance by Buyer and in all events without waiving Guarantor’s ability to assert any claims, defenses, other rights or limitations on obligations that Buyer may have under the Agreement. The Guarantor hereby unconditionally waives (a) presentment, notice of dishonor, protest, demand for payment and all notices of any kind, including without limitation: notice of acceptance hereof; notice of the creation of any of the Guaranteed Obligations; notice of nonpayment, nonperformance or other default on any of the Guaranteed Obligations; and notice of any action taken to collect upon or enforce any of the Guaranteed Obligations (in each case except for any notices required to be delivered to Buyer pursuant to the Agreement); (b) any subrogation to the rights of the Guaranteed Party against the Buyer and any other claim against the Buyer which arises as a result of payments made by the Guarantor pursuant to this Guaranty, and any claim for contribution against any co-guarantor until the Guaranteed Obligations have been indefeasibly paid or performed in full; and (c) any setoffs or counterclaims against the Guaranteed Party which would otherwise impair the Guaranteed Party’s rights against the Guarantor hereunder, without waiving any limitations on or defenses to the Guaranteed Obligations under the Agreement.
     7. Cumulative Rights. All rights, powers and remedies of the Guaranteed Party hereunder are in addition to and not in lieu of all other rights, powers and remedies given to the Guaranteed Party, whether at law, in equity or otherwise.
     8. Representations and Warranties. Guarantor represents and warrants that:
          (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and has all requisite corporate powers and authority to execute, deliver and perform this Guaranty;
          (b) the execution, delivery, and performance by Guarantor of this Guaranty had been duly authorized by all necessary corporate action on the part of Guarantor;
          (c) this Guaranty has been duly executed and delivered and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to (i) applicable bankruptcy, receivership, reorganization, insolvency, moratorium, and other laws and judicially developed doctrines relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies;
          (d) the execution and delivery of this Guaranty by Guarantor, and the performance of its terms, do not:
     i. conflict with or result in any breach of Guarantor’s Governing Documents;
     ii. breach or otherwise constitute or give rise to a breach of or result in a default under (including with notice, lapse of time, or both), (ii) give rise to any right of termination, cancellation, acceleration or modification, under, (iii) result in or give to any person or entity any additional rights or entitlement to increased, additional accelerated or guaranteed payments under or (iv) result in the creation or imposition of any Encumbrance under any of the terms, condition, or provisions of any Contract or other obligation to which Guarantor is bound, except for such matters as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, have an effect, event, development or change which individually or in the aggregate with all effects, events, developments or changes is or is likely to become materially adverse to the ability of Guarantor to perform its obligations under this Guaranty;

     iii. violate any Law or Order applicable to Guarantor, any of its Affiliates, or any of their respective assets which violations would, individually or in the aggregate, have an effect, event, development or change which individually or in the aggregate with all effects, events, developments or changes is or is likely to become materially adverse to the ability of Guarantor to perform its obligations under this Guaranty; or
     iv. except for those which have been made or obtained, require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval or act of any person, entity or Governmental Entity, other than such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, have an effect, event, development or change which individually or in the aggregate with all effects, events, developments or changes is or is likely to become materially adverse to the ability of Guarantor to perform its obligations under this Guaranty.
     9. Fees. If either party resorts to legal proceedings to enforce this Agreement, the prevailing party in such proceedings will be entitled to recover all costs reasonably incurred by such party, including reasonable attorney’s fees, in addition to any other relief to which such party may be entitled under the terms hereof; provided, that in no event will either party be entitled to receive any punitive, indirect, or consequential damages.
     10. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     11. Notices. All notices, requests, demands and other communications under this Guaranty must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:
If to Guarantor, to:
ITC Holdings Corp.
39500 Orchard Hill Place
Suite 200
Novi, Michigan 48375
Attn: Daniel J. Oginsky, Esq.
Facsimile: (248) 374-7117

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: David J. Sorkin
Andrew W. Smith
Facsimile: (212) 455-2502
If to the Guaranteed Party:
Interstate Power and Light Company
200 First Street SE
P.O. Box 351
Cedar Rapids, IA
Attn: John O. Larsen, Vice President — Technical and Integrated Services
Facsimile: (608) 458-0133
with copies to:
Interstate Power and Light Company
200 First Street SE
P.O. Box 351
Cedar Rapids, IA
Attention: Jeffrey K. Rosencrants, Esq.
Facsimile: (319) 786-4533
and
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attn: Benjamin F. Garmer, III, Esq.
Jay O. Rothman, Esq.
Facsimile: (414) 297-4900
          Either Guarantor or the Guaranteed Party may from time to time change its address for the purpose of notices by a similar notice specifying a new address, but no such change is effective until actually received by the party sought to be charged with its contents.
          All notices and other communications required or permitted under this Guaranty which are addressed as provided in this Section 11 shall be effective upon delivery, if delivered personally or by overnight mail, and shall be effective five (5) days following deposit in the United States mail, postage prepaid, if delivered by mail.

     12. Entire Agreement. This Guaranty constitutes the entire agreement between the Guaranteed Party and Guarantor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon the Guaranteed Party unless expressed herein.
     13. Assignability. This Guaranty inures to the benefit of the successors and assigns of Guaranteed Party and is binding under the successors and permitted assigns of Guarantor. Neither party hereto may assign this Guaranty without the prior written consent of the other party; any such assignment by Guarantor must also be conditioned on the assignee’s agreement in writing to assume all of the Guarantor’s Guaranteed Obligations hereunder; and any such assignment by Guarantor effected in accordance with this Section 13 shall not relieve Buyer of the Guaranteed Obligations or Guarantor of its obligations under this Guaranty.
     14. Construction of Agreement. Ambiguities or uncertainties in the wording of this Guaranty will not be construed for or against any party, but will be construed in the manner that most accurately reflects the parties’ intent as of the date hereof.
     15. No Waiver. Any forbearance or failure to exercise, and any delay by the Guaranteed Party in exercising, any right, power or remedy hereunder will not impair any such right, power or remedy or be construed to be a waiver thereof, nor will it preclude the further exercise of any such right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law, by agreement or otherwise.
     16. Bankruptcy.
          The Guaranteed Obligations of Guarantor under this Guaranty will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Buyer or by any defense which Buyer may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. The Guaranteed Party is not obligated to file any claim relating to the Guaranteed Obligations if Buyer becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of the Guaranteed Party to so file will not affect Guarantor’s Guaranteed Obligations under this Guaranty.
     17. Captions. The captions of the various sections of this Guaranty have been inserted for convenience of reference only and do not modify, explain, enlarge or restrict any of the provisions of this Guaranty.
     18. Governing Law. This Guaranty and the rights and obligations of the parties hereunder shall be governed by, enforced, and interpreted in accordance with the laws of the State of New York.
[Signature page follows]

          IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the date first written above.

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch

Name:	Joseph L. Welch
Title:	President and Chief Executive Officer